Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-274398 and No. 333-279551) and on Form F-3 (No. 333-278107) of Stevanato Group SpA of our report dated March 6, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SpA
Treviso, Italy
March 6, 2025